Exhibit 99.3

Opinions on the Pilot Work for Developing Rural Microcredit
Organizations issued by the General Office of the People’s
Government of Jiangsu Province (Trial Implementation)

 (Su. Zheng. Ban. Fa. (2007) No. 142 November 24, 2007)

People’s Government of various cities and counties, various committees, offices, departments and bureaus of the province, and various affiliated organizations of the province,

In order to carefully implement the spirit of Several Opinions of the Center Committee of the Communist Party of China and the State Council on Active Development of Modern Agriculture and Solid Promotion of the Building of a Socialist New Countryside (Z. F. [2007] No .1) and the Provincial Party Committee and Provincial Government’s Opinion on Accelerating the Promotion of Financial Reform and Development (S. F. [2007] No. 5), further improve the rural financial service system, and promote the building of a new socialist countryside, the People’s Government of Jiangsu Province has decided to carry out pilot work of rural microfinance organizations throughout the province, and the following opinions are hereby put forward.

I. Fully understand the significance of carrying out the pilot work of rural microfinance organizations

Over a long time, financial departments have constantly deepened financial reform, strived to enhance and improve financial services delivered to “agriculture, farmers and rural areas”, actively increased credit investment in the building of a new socialist countryside according to the strategic deployment and requirements of the central and provincial party committee and government, and yielded remarkable achievements. Overall, however, the current rural financial system and financial services still can not meet the needs for the development of modern agriculture and the building of a new socialist countryside, confined by too few rural financial organizations, inadequate competition, insufficient outflow of rural funds and credit investment in “agriculture, farmers and rural areas” and other issues. Microfinance is one of the major financial needs at this stage of farmers and rural areas. Developing microfinance organizations in rural areas to provide microfinance services for “agriculture, farmers and rural areas” has very important significance for making up for rural financial functional defects, guiding the standard development of private lending and providing stronger financial support for the building of a new socialist countryside. Various localities and departments shall attach great importance to the pilot work of rural microfinance organizations, clearly define the objectives and tasks, and execute policies and measures to ensure the smooth implementation of the pilot work to achieve tangible results.

II. Basic principles for carrying out the pilot work of rural microfinance organizations

(I) Serving “agriculture, farmers and rural areas”. The operating premises of rural microfinance organizations are set in places below township levels (including township), and the objects of service are agriculture, rural areas and rural households. Their capital is mainly supplied to satisfy capital demands related to “agriculture, farmers and rural areas”.

(II) Controllable risks. The premise of carrying out the pilot work of rural microfinance organizations is controllable risks. It is required to fully understand and evaluate the possible risks, and establish sound risk prevention and control mechanisms to ensure that risks are kept within a controllable range to ensure the safe and steady implementation of the pilot work and business activities of the pilot work of rural microfinance organizations.

(III) Market operation. The pilot work of rural microfinance organizations shall be carried out in accordance with the market rule, and administrative intervention shall be forbidden. Shareholders shall be determined by means of public bidding, and the will of shareholders shall be respected. Business operation of rural microfinance organizations shall be based on commercial sustainability so as to ensure their sustained, stable and healthy development.

(IV) Government guidance. The pilot work of rural microfinance organizations is of a strong policy-oriented nature, involves a wide range of areas, and relates to rural economic and financial development and social stability. People’s government at various levels shall earnestly assume their leadership, organization, coordination and service duties for the pilot work. People’s Government of cities and counties (county-level cities, districts) that are determined to participate in the pilot work shall clearly assign departments and personnel to be responsible for daily management of rural microfinance organizations. The Provincial Financial Service Office shall be responsible for guidance over, coordination and management of and service to the pilot work of rural microfinance organizations throughout the province.

(V) Being active and steady. Various localities shall actively yet steadily carry out the pilot work of rural microfinance organizations based on their respective reality, and during the pilot period, no more than 2 rural microfinance organizations shall be established in each city under the governance of the province.

III. Nature, conditions for the establishment and provisions on the business of rural microfinance organizations

(I) Name of rural microfinance organizations. A rural microfinance organization is a an enterprise legal person established in accordance with the Company Law of the People’s Republic of China which operates independently, is independently responsible for its own profit or loss and assumes risks. In nature, a rural microfinance organization is a company with limited liability, and a non-financial institution offering “only loans without deposits”, which means that such companies issue loans relying on their capital, and do not absorb deposits from the public.

(II) Conditions for the establishment of a rural microfinance organization

1. Shareholder: In general, the shareholders of a rural microfinance organization shall be 3-5 natural persons (excluding staff members at Party and government organs, financial organizations as well as state-owned organizations) or enterprise legal persons. The number of shareholders shall not exceed 10. Shareholder shall comply with laws, be honest and trustworthy, and have no low-braking or material discredit and other adverse records. The capital contributed by shareholders for subscribing for shares shall be legitimately self-owned capital.

2. Capital: The registered capital of a rural microfinance organization shall not be less than RMB 50 million for southern Jiangsu area, RMB 30 million for central Jiangsu area, and RMB 20 million for northern Jiangsu area. The registered capital shall be paid-in capital in the form of monetary contribution.

3. Operating premises: A rural microfinance organization shall have fixed operating premises in line with the safety standard of public security and other departments and set below township levels (including township).

4. Employees: A rural microfinance organization shall have no fewer than 5 main business employees, who shall comply with laws, be honest and trustworthy, and have no low-braking or material discredit and other adverse records. Among them, the chief person in charge shall be less than 65 years old with a polytechnic school degree or above and have been engaged in financial business for more than 4 years or economic work for more than 8 years (including over 2 years of financial work experience); the person in charge of credit shall have been engaged in financial business for more than 3 years or agricultural economic work for more than 5 years; financial personnel shall hold a certificate in accounting and have been engaged in accounting and financial work for more than 3 years; other personnel shall have been engaged in relevant economic work for more than 3 years. The main business employees shall all participate in the professional training organized by the Provincial Financial Service Office. Qualified trainees will be issued a qualification certificate and shall hold the certificate to serve the post.

5. Articles of Association of the organizations: Rural microfinance organizations shall formulate Articles of Association of the organizations in accordance with the Company Law of the People’s Republic of China and the provisions of these Opinions, and carry out business and operating activities according to the Articles of Association.

(III) Provisions on the business of rural microfinance organizations

1. Operating scope: The business scope of rural microfinance organizations is only limited to granting loans. Rural microfinance organizations shall not absorb deposits from the public openly or disguisedly, operate crossing the boarder of the county where it is located or borrow from financial institutions. During the pilot period, rural microfinance organizations shall not engage in entrusted loan business.

2. Flow of loans: No less than 80% of the loans provided by rural microfinance organizations shall be used to support “agriculture, farmers and rural areas”; large-amount loans shall be strictly controlled; the maximum ending balance of loans issued to individual borrower shall not exceed 10% of the total capital. The cumulative ending balance of microfinance issued to individual microfinance borrowers (the standard is: less than RMB 0.5 million for southern Jiangsu; less than RMB 0.3 million for middle Jiangsu; less than RMB 0.2 million for northern Jiangsu) shall not be less than 70% of the total amount of loans.

3. Loan interest rate: Under the premise of complying with relevant State laws and regulations, borrowers and lenders shall reach agreement on interest rate on their own.

4. Capital collection and payment: Rural microfinance organizations shall open accounts at a local rural credit cooperative, entrust the rural credit cooperative to handle cash collection and payment and transfer business, as well as corresponding accounts handling after the business. Rural microfinance organizations shall not be engaged in settlement business.

5. Accounting system: Implemented in accordance with relevant provisions in Financial Enterprise Accounting System and Measures for the Implementation of Financial Management of Rural Credit Cooperatives.

6. Risk identification: Rural microfinance organizations shall identify credit risks by referring to the five-grade loan system of commercial banks.

7. Profit and loss accounting: Based on the result of five-grade loan classification, rural microfinance organizations shall provide sufficient funds for risk reserve and account for losses and profits.

(IV) During the pilot period, tax rate for rural microfinance organizations shall be implemented by referring to the tax policy of rural credit cooperatives during the reform pilot period. People’s Government of various localities may also give certain policy support for rural microfinance organizations based on the respective local reality.

IV. Supervision and management of rural microfinance organizations

(I) Organization and leadership: The Provincial Government shall establish the Rural Microfinance Organization Pilot Project Leading Group. The office shall be set up at the Provincial Financial Service Office to be responsible for specific work. People’s Government of pilot cities and counties (county-level cities, districts) shall also establish corresponding leading groups, and determine a government department to assume the leading groups’ office duties.

(II) Supervision and management: According to the principle of “whoever carries out pilot shall be responsible”, People’s Government of pilot cities and counties (county-level cities, districts) shall be responsible for the supervision, management, and risk prevention of local rural microfinance organizations, formulate corresponding management regulations based on the local reality, and properly perform daily regulation of rural microfinance organizations, including company change, risk monitoring, business inspection and other works. The administration for industry and commerce in various localities shall be responsible for the registration of rural microfinance organizations in accordance with relevant laws and regulations and these Opinions, and assist the local governments to strengthen supervision and management of rural microfinance organizations. Financial departments in various localities shall perform financial regulation on rural microfinance organizations in accordance with the Accounting Law, Measures for the Implementation of Financial Management of Rural Credit Cooperatives and other laws and regulations, guide and supervise their establishment of a sound internal financial management system and financial risk control system, and accept audit and asset appraisal by social intermediary agencies. Banking regulatory departments shall be responsible for investigating and punishing behaviors of rural microfinance organizations in violation of financial laws, such as absorbing deposits from the public openly or disguisedly.

(III) Risk monitoring and control: People’s Government of pilot cities and counties (county-level cities, districts) shall target at risk prevention and control as a top priority among the pilot work of rural microfinance organizations, sign letter of risk control responsibility with the Provincial Government, closely monitor the operating conditions of rural microfinance organizations, inspect them on a regularly basis, and urge them to promptly rectify any problems once found. The pilot of rural microfinance organizations with serious problems and dissatisfactory rectification shall be terminated and such organizations shall be reported to the administration for industry and commerce for corresponding punishment. Rural microfinance organizations suspected of absorbing deposits from the public openly or disguisedly shall be reported to the banking regulatory departments for investigation and punishment by law. Rural microfinance organizations suspected of committing crimes shall be turned over to judicial organs to investigate their criminal responsibility.

All branches of the People’s Bank of China shall aim at safeguarding the local financial stability, actively assist local governments to strength risk monitoring, and enhance their guidance over the business of rural microfinance organizations.

(IV) Market withdrawal: When a rural microfinance organization has any of the following behaviors, apart from the investigation and punishment by relevant departments by law, the provincial Rural Microfinance Organization Pilot Project Leading Group may terminate its pilot, and report it to the administration for industry and commerce to suspend its business for rectification, license cancellation and other punishments:

1. Violating the provisions of these Opinions in operating scope and flow of loans;

2. Illegally absorbing deposits from the public openly or disguisedly;

3. Issuing loans at high interest rates in violation of relevant national provisions to make exorbitant profits;

4. Other behaviors deemed by the provincial and municipal Rural Microfinance Organization Pilot Project Leading Groups as material violation of relevant laws and regulations and these Opinions.

V. Procedures for the pilot work of rural microfinance organizations

(I) Formulate a pilot program. People’s Government of various cities shall decide whether to carry out the pilot work of rural microfinance organizations based on the local reality in accordance with the principle of voluntariness. Any city that has decided to carry out the pilot work of rural microfinance organizations shall formulate a pilot program and submit it to the provincial Rural Microfinance Organization Pilot Project Leading Group for review and approval. After the pilot is approved, the city shall sign a letter of risk control responsibility with the Provincial Government.

(II) Organize public bidding. After the pilot program of each city is approved by the provincial Rural Microfinance Organization Pilot Project Leading Group, the local Pilot Project Leading Group can organize bidding for shareholders. In bid evaluation, candidate shareholders’ financial conditions, amount of contribution, operating premises, business employees’ qualification and other factors shall be considered comprehensively.

(III) Propose a preparation application. After the shareholders are determined, the shareholders shall organize a Rural Microfinance Organization Preparation Group, and propose a preparation application to the local Pilot Project Leading Group. After the municipal Pilot Project Leading Group approves, the application shall be submitted to the provincial Pilot Project Leading Group for review and approval.

(IV) Carry out preparatory work. After the preparation application is approved by the provincial Pilot Project Leading Group, the Preparation Group can officially set out preparatory work. The preparation period is 6 months.

(V) Propose an opening application. After the preparatory work is completed, the Preparation Group shall propose an opening application to the local Pilot Project Leading Group. After the work is evaluated as qualified and accepted by the municipal Pilot Project Leading Group and reviewed and approved by the provincial Pilot Project Leading Group, the administration for industry and commerce of the county (county-level city, district) where it is located will approve its opening and grant its business license.

Various localities may further refine their requirements based on the local reality in accordance with the principles in these Opinions to ensure the safe, standard and orderly implementation of the pilot work of rural microfinance organizations.
Issued by: People’s Government of Jiangsu Province
Issued on: November 24, 2007
Implemented on: November 24, 2007